UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2005

Lifeline Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	000-13617	20-1591429
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

111 Lawrence Street, Framingham, Massachusetts	01702
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 988-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 2, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Lifeline Systems, Inc. (the “Registrant”) approved the Registrant’s 2005 Officer Incentive Plan. The Registrant’s executive officers are eligible to participate in the 2005 Officer Incentive Plan, with the exception of Leonard Wechsler, the Registrant’s Vice President and President of Lifeline Systems Canada, who receives bonuses pursuant to his employment agreement. The 2005 Officer Incentive Plan provides for the payment of a bonus based on the Registrant’s pre-tax profits for the fiscal year ending December 31, 2005. The target bonus payment is 25% of the executive officer’s base salary (60% for Ronald Feinstein, the Registrant’s President and Chief Executive Officer) and may be adjusted if pre-tax profits do not meet or exceed the target. The 2005 Officer Incentive Plan also provides for the payment of a bonus based on the achievement of individual long-term objectives, which may range from 0-10% of the executive officer’s base salary, with a target payment of 5%. The Chief Executive Officer is not eligible to receive a long-term objective bonus.

On February 2, 2005, the Compensation Committee also voted to grant to Ronald Feinstein a stock appreciation right based on 25,000 shares of Common Stock at a base price of $26.46 per share equivalent. The stock appreciation right vests in 16 equal quarterly installments, commencing on May 2, 2005, and will be settled in stock. This stock appreciation right constitutes an unwritten agreement pending finalization of a written agreement.

In addition, on February 2, 2005, the Compensation Committee approved base salaries for 2005 for those executive officers of the Registrant listed below, which will take effect on March 1, 2005. The 2005 base salaries are set forth below:

Name	Title	2005 Base Salary
Ronald Feinstein	President and Chief Executive Officer	$380,000
Ellen R. Berezin	Vice President, Human Resources	$172,000
Mark G. Beucler	Vice President, Finance, Chief Financial Officer and Treasurer	$175,000
Edward M. Bolesky	Senior Vice President, Customer Care	$196,000
Richard M. Reich	Senior Vice President and Chief Information Officer	$212,500
Donald G. Strange	Senior Vice President, Sales	$185,000

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFELINE SYSTEMS, INC.

Date: February 8, 2005	By:	/s/ Mark G. Beucler
Mark G. Beucler Vice President, Finance, Chief Financial Officer and Treasurer